SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported) FEBRUARY 16, 2000
                                                        -----------------


                        Commission File Number 000-23386


                          CRYO-CELL INTERNATIONAL, INC.
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                 (Name of Small Business Issuer in its charter)


                  DELAWARE                              22-3023093
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         (State or other jurisdiction                (I.R.S. Employer
             of incorporation or                    Identification No.)
               organization)


           3165 MCMULLEN BOOTH ROAD, BUILDING B, CLEARWATER, FL 33761
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               (Address of Principal Executive Offices)     (Zip Code)


         Issuer's phone number, including area code: (727) 723-0333


              -----------------------------------------------------
          (Former name or former address, if changed since last report)



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ITEM 5.  OTHER EVENTS

BACKGROUND INFORMATION

         On March 8, 1999, the Company, the Company's CEO and Chairman, the Company's Executive Vice President, and the Company's legal counsel were named as the defendants in a lawsuit filed in the Superior Court of Orange County, California by Horwitz & Beam, the attorneys which had represented CRYO-CELL in its suit against the University of Arizona et al. The plaintiff alleges breach of contract and seeks payment of $129,822 in allegedly unpaid fees and costs associated with the University of Arizona litigation. The plaintiff also asserts claims of misrepresentation. In reference to these misrepresentation claims, plaintiff has filed a Statement of Damages, which asserts $1,000,000 in general damages and $3,500,000 in punitive damages.

         Accordingly, on June 14, 1999, the Company filed: (1) an answer denying all liability; (2) a counterclaim for breach of contract and malpractice, seeking in excess of $1 million in compensatory damages arising from the malpractice; (3) a motion to dismiss the individual defendants for lack of jurisdiction; and (4) a motion to dismiss all punitive damages allegations against the Company.

RECENT EVENT - JUDGE'S RULING

         On December 17, 1999, Judge Alicemarie H. Stotler of the United States District Court in the Central District of California, issued an Order in which she: (1) granted CRYO-CELL International, Inc.'s ("CRYO-CELL") Motion to Strike Punitive Damages and Dismiss Part of the Complaint; (2) granted Daniel Richard's, Mark Richard's and Gerald F. Maass' (the "Individual Defendants") Motion to Dismiss Complaint for Lack of Personal Jurisdiction; and (3) granted in part and denied in part Horwitz & Beam, Inc.'s ("H&B") Motion for Order Dismissing Counterclaim and/or Strike Portions Thereof. As discussed in more detail below, the net effect of this order was to reframe the Complaint as a fee dispute, as opposed to a multi-million dollar claim for fraud against CRYO-CELL and its corporate officers. By its order, the Court has barred recovery in this action against the Individual Defendants, and has reduced CRYO-CELL's exposure from over $3.5 million dollars to $129,822, plus a possible award of attorneys' fees.

         By granting CRYO-CELL's Motion to Strike Punitive Damages and Dismiss Part of the Complaint, the Court dismissed H&B's Fourth Claim for Relief for intentional misrepresentation, i.e., fraud, against CRYO-CELL and the Individual Defendants. The Court held that the promises purportedly made to H&B concerning the opening of an "escrow," even if not ultimately fulfilled, were not fraudulent. In fact, the Court said that "although the Individual Defendants clearly made representations that an 'escrow' would be established, their not having done so, in light of uncertainties of the future course of litigation and their misgivings of plaintiff's performance, suggests nothing more than a negotiation of payment terms."

         The Court granted CRYO-CELL's Motion to Strike Punitive Damages Claims with respect to H&B's Fifth Claim for Relief because such damages are not available in connection with negligence claims. Having dismissed the Fourth Claim for Relief for Fraud, H&B's motion to strike the punitive damages claimed in connection therewith was rendered moot.

         The Court granted the Individual Defendants' Motion to Dismiss for Lack of Personal Jurisdiction, holding that the fiduciary shield doctrine insulates them from the Court's exercise of personal jurisdiction. The fraud-based exception to this doctrine does not apply in that H&B's fraud claim was dismissed.

         In granting H&B's Motion for Order to Strike Portions of CRYO-CELL's Counterclaim, the Court held that the facts pleaded with respect to H&B's concealment of the loss of its claims against Cord Blood Registry could not support a claim for punitive damages. Accordingly, the punitive damages claim was dismissed. If, through discovery, we identify additional facts concerning the concealment and the threats such that we are able to plead with more particularity to satisfy the judge, we can consider seeking leave of court to amend the Counterclaim to reinstate our claim for punitive damages. In addition, the Court held that because the Retainer Agreement between the parties did not contemplate an award of attorneys' fees in the event that CRYO-CELL sues for legal malpractice, CRYO-CELL cannot seek attorneys' fees.

         Finally, the Court denied H&B's motion to strike the purportedly disparaging comments in the Counterclaim concerning H&B's conduct of the underlying litigation because H&B failed to make a showing sufficient to establish that the remarks were scandalous, impertinent or immaterial.

         CRYO-CELL has established an escrow in the amount of $359,000 to cover the disputed legal fees ($129,822) and the 20% recovery of the Judgement against the University of Arizona and David Harris. The Company has requested the release of approximately $70,000 from escrow, which is the excess of 20% of the $800,000 actual settlement amount. The overage is a result of CRYO-CELL's settlement of the $1,170,000 original jury award.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.




                                            CRYO-CELL INTERNATIONAL, INC.


Date:  February 16, 2000                    By:   /s/ Daniel D. Richard
                                               ----------------------------
                                               Daniel D. Richard
                                               Chief Executive Officer